HEI Exhibit 10.4

HAWAIIAN ELECTRIC INDUSTRIES, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

Hawaiian Electric Industries, Inc. (HEI) establishes and adopts the following Executive Incentive Compensation Plan (EICP).

1.	PURPOSE

The purpose of the EICP is to encourage high level of performance by HEI and its subsidiaries (Company) through the establishment of specific financial and/or nonfinancial goals, the accomplishment of which will require a high degree of competence and diligence on the part of certain key employees of the Company selected to participate in the EICP, and will be beneficial to the owners and customers of the Company.

2.	DEFINITIONS

The following definitions apply to the EICP:

2.1	“Award” means payment made in accordance with the provisions of the EICP.

2.2	“Board of Directors” means the Board of Directors of HEI.

2.3	“Board’s Compensation Committee” means the Compensation Committee of the Board of Directors.

2.4	“Committee” means the President and CEO of HEI, the financial Vice President of HEI, the Director, Compensation (or equivalent) of Hawaiian Electric Company, Inc. (HECO) and such other person as may be appointed by the President and CEO of HEI.

2.5	“Deferred Account” means an unfunded account within which a Participant’s deferred Awards and accrued interest are accumulated.

2.6	“Executives” means the senior officers and managers responsible for determining business and strategic policies.

2.7	“Participant” means an employee selected to participate in the EICP.

2.8	“Performance Goals” means the performance objectives of the Company established for the purpose of determining the amount of any incentive awarded during a Plan Year.

2.9	“Plan Year” means the calendar year.

2.10	“Incentive Award” means the level of incentive Award associated with full achievement of Performance Goals.

3.	BASIC PLAN CONCEPT

The EICP provides an opportunity for Participants to earn annual incentive compensation Awards depending on the level of Company and individual performance. Performance will be based on a twelve-month period beginning January 1 and ending December 31. Awards may be in cash or stock at the option of the Board of Directors. Awards to Participants are based primarily on Company Performance Goals and may be partially on other factors including individual Performance Goals. Minimum performance “hurdles” will be established that must be exceeded before any Award is made. Unless otherwise specified, the minimum performance hurdle for each individual will be the minimum of the performance target range for the Earnings Per Share or Company income goal listed. The minimum earnings goal and the minimum performance goal for each individual must both be met for an award to be made. When Awards are granted, payments are made in cash and/or Company stock shortly after the end of each Plan Year unless voluntarily deferred by the Participant. Stock awards are subject to the availability of authorized and unissued shares, and the Board of Directors shall determine the class, rights, privileges, restrictions, qualifications, and amounts of stock to be granted, if any.

4.	ADMINISTRATION

The EICP will be administered by the Committee which shall, subject to the provisions of the EICP, make recommendations to the Board’s Compensation Committee regarding:

4.1	Participants;

4.2	Performance Goals;

4.3	Incentive Awards;

4.4	Amount of the actual Award that may be made to each Participant and whether it should be granted in cash and/or stock, and if in stock, the nature of the stock to be granted; and

4.5	Policies and regulations for the administration of the EICP. Except for Subsection 4.2. Performance Goals, the Board’s Compensation Committee shall have the authority to act upon the recommendations, made in accordance with the preceding sentence, of the Committee for all Participants other than the President and CEO, HEI, and the presidents of HEI subsidiaries. The Board’s Compensation Committee shall submit its recommendations for all Performance Goals to the Board of Directors for its approval. With respect to the Awards to be made under the EICP to the President and CEO, HEI and the presidents of HEI subsidiaries, and also with respect to any and all matters included in this subsection and any changes affecting such Participants, the Board’s Compensation Committee shall submit its recommendations to the Board of Directors for its approval.

5.	PARTICIPATION

Participants will be selected from those of the Company whose decisions contribute directly to the annual success of the Company. No employee will at any time have the automatic right to be selected as a Participant in the EICP for any Plan Year, nor, if so selected, to be entitled automatically to an Award, nor, having been selected as a Participant for one Plan Year, to be automatically selected as a Participant in any subsequent Plan Year.

6.	PERFORMANCE GOALS

Performance Goals will be designed to accomplish such financial and strategic objectives which are consistent with and supportive of the policies, goals and objectives of the Board of Directors. Performance Goals for any Plan Year may be adjusted in recognition of: extraordinary or nonrecurring events experienced by the Company during the Plan Year; changes in applicable accounting rules or principles; or change in the Company’s methods of accounting during the Plan Year.

7.	INCENTIVE AWARDS

The Incentive Award for each Participant will be calculated by applying an Incentive Award percentage to each Participant’s salary range midpoint.

8.	DETERMINATION OF AWARDS

Subject to the provisions of Section 6 and 7, Awards for each Plan Year will consider actual performance of the Company for such Plan Year in relation to the established Performance Goals and, with the exception of the President and CEO, HEI, and the presidents of HEI subsidiaries, management’s recommendation for individual Award adjustments that reflect each Participant’s contribution to overall Company performance.

9.	PAYMENT OF AWARDS

9.1	Payment of Nondeferred Awards - The payment of Awards for any Plan Year will be made in cash or stock to the Participant as soon as practical after the close of the Plan year unless the Participant irrevocably elected to defer payment of a portion of the Award, as provided in subparagraph 9.2 below by filing a written election form with the Committee before the beginning of the Plan Year.

9.2	Payment of Deferred Cash Awards - Each deferred Award will be credited to the Participant’s Deferred Account and will be paid to the Participant, or to his or her beneficiary or estate in the event of his or her death, at the end of the deferral period in a lump sum or in installments, as provided in the written election form. Amounts credited to an Eligible Participants’ account shall be credited with an amount equivalent to the interest compounded quarterly, at the annual rate commensurate with the prevailing interest rate on three-year certificates of deposit at American Savings Bank, F.S.B., as of January 1 of that year; provided, however, that the balance of the Participant’s Deferred Account as of December 31, 1990 shall continue to be credited with interest at the rate of 2.5% per quarter, compounded quarterly. Such Deferred Account will be credited with interest from the date the Award is granted to the date of receipt by the executive under the Deferral Agreement. Despite any contrary provisions in the Participant’s written election form, the Committee in its sole discretion may decide to pay the balance in a Participant’s Deferred Account in a lump sum as soon as practical after the end of the Plan Year during which the Participant is no longer employed by the Company for any reason.

In the event the payout of any portion of the awards are in HEI Common Stock, the number of shares of stock to be issued will be based on Average Fair Market Value. “Average Fair Market Value” means an amount equal to the average of the high and low sales prices of HEI Common Stock on the composite tape for stocks listed on the New York Stock Exchange as quoted in the Composite Transactions published in the Western Edition of the Wall Street Journal for the day the EICP award payout is approved by the HEI Compensation Committee. If the HEI Stock is not admitted to trade on the New York Stock Exchange, the Average Fair Market Value shall be determined by the HEI Compensation Committee in such other reasonable manner as it shall decide.

10.	ASSIGNMENTS AND TRANSFERS

Participants will not assign, encumber, or transfer their rights and interests under the EICP. Any attempt to do so will render those rights and interests null and void.

11.	EMPLOYEE RIGHTS UNDER THE EICP

No employee or other person will have any claim or right to be granted an Award under this EICP. Neither the EICP nor any action taken thereunder will be construed as giving any employee any right to be retained in the employ of the Company or any of its divisions or subsidiaries.

12.	WITHHOLDING TAXES

The Company will withhold the amount of any federal, state, or local income taxes attributable to any amounts payable under the EICP.

13.	OTHER PLANS

The payments and benefits under this EICP will be excluded as compensation under all other Company compensation and benefits plans.

14.	CHANGES AND TERM

Changes, amendments or modifications to the EICP shall only be made by the Board’s Compensation Committee, subject to approval of the Board of Directors. The Board of Directors may amend, suspend, or terminate the EICP or any portion of it at any time.

Amended 1/25/96 CMM
Approved HEI BOD